Company Contact: Kelly J. Gill Chief Executive Officer 615-771-7575	Investor Relations: James R. McKnight, Jr. Chief Financial Officer 615-771-7575

Diversicare Adds Robert A. McCabe, Jr. to its Board of Directors

BRENTWOOD, Tenn. (October 7, 2015) - Diversicare Healthcare Services, Inc. (Nasdaq:DVCR), a premier provider of long term care services, today announced the appointment of Robert A. McCabe, Jr. to the Company's Board of Directors, effective October 6, 2015. Mr. McCabe is the Chairman of Pinnacle Financial Partners and has served on Pinnacle’s Board of Directors since 2000.

Mr. McCabe brings extensive leadership and Board of Directors experience to the Diversicare team. Mr. McCabe was formerly the President and Chief Operating Officer of First American Bank of Knoxville and then the President of First American’s Corporate Banking Division. Mr. McCabe was further elevated to President of First American’s General Banking Division where he continued until being appointed as Vice Chairman of First American Corporation. Mr. McCabe’s Board positions include the Nashville Electric Service’s Power Board, where he has served as past Vice Chair and Chairman; and National Health Investors of Murfreesboro, TN, a registered healthcare real estate investment company.

Commenting on the appointment, Kelly Gill, the Company's President and Chief Executive Officer, stated, "We are extremely pleased to have Rob join our Board at a key time for the Company. We are confident that his rich history of corporate leadership, financial acumen, and real estate experience will make him a strong and valuable contributor to our company as we grow. We are pleased to have someone with Rob's experience joining us. As we continue focusing on our growth phase, Rob’s specific REIT and financing experiences will greatly enhance Diversicare’s broader skillset."

Mr. McCabe has been active in various civic organizations within his community, including Leadership Knoxville and Leadership Nashville. He was named the 2013 Laureate of Junior Achievement of Middle Tennessee’s Nashville Business Hall of Fame. Mr. McCabe is a member of the World Presidents’ Organization and Chief Executives Organization. Mr. McCabe graduated from the University of Tennessee - Knoxville, where he was a member of Sigma Chi fraternity. He was named a Significant Sig in 2007. Mr. McCabe serves on the boards of the Nashville Area Chamber of Commerce and the Nashville Downtown Partnership, where he chairs the development committee. He is past chairman of Cheekwood Botanical Gardens and Museum of Art and the Middle Tennessee Boy Scout Council and has served on the boards of the Nashville Symphony and Ensworth School.

About Diversicare (Nasdaq:DVCR)
Diversicare provides long-term care services to patients in 54 skilled nursing centers containing 6,500 licensed beds, primarily in the Southeast, Midwest and Southwest. For additional information about the Company, visit Diversicare's web site: www.DVCR.com